Exhibit 5.1

December 3, 2018

Pulmatrix, Inc.

99 Hayden Avenue

Suite 390

Lexington, MA 02421

Re:	Pulmatrix, Inc.
Registration Statement on Form S-3, Registration No. 333-212546

Ladies and Gentlemen:

We have acted as counsel to Pulmatrix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated November 29, 2018 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-212546, initially filed by the Company with the Commission on July 15, 2016, as thereafter amended or supplemented, declared effective on August 3, 2016 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of (i) 2,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 6,975,000 shares of Common Stock (the “Pre-Funded Warrants”) and (iii) shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), pursuant to that certain Securities Purchase Agreement, dated November 29, 2018, by and among the Company and the investor named therein (the “Securities Purchase Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated August 3, 2016, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Securities Purchase Agreement, (vi) the specimen Common Stock certificate, (vii) the form of Pre-Funded

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Warrant, (viii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect (the “DGCL”).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) upon payment and delivery in accordance with the Securities Purchase Agreement approved by the Pricing Committee of the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable;

(2) when the Pre-Funded Warrants have been duly executed by the Company and the Pre-Funded Warrants have been issued and sold pursuant to the terms of the Securities Purchase Agreement and the Registration Statement against payment in full of the consideration payable therefor as determined by the Pricing Committee of the Board of Directors of the Company, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company; and

(3) the Pre-Funded Warrant Shares have been duly authorized and, upon the valid exercise in accordance with the terms of the Pre-Funded Warrants and payment in full of the consideration payable therefor as determined by the Pricing Committee of the Board of Directors of the Company, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein as to the validity and legally binding obligation of the Pre-Funded Warrants are subject to and qualified and limited (i) by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP